UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 9, 2007

The Medicines Company
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

8 Campus Drive
Parsippany, New Jersey		07054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 656-1616

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2007, Hiroaki Shigeta joined the Board of Directors (the “Board”) of The Medicines Company (the “Company”).

Mr. Shigeta joined the Board as a class 1 director and is scheduled to stand for re-election as a director at the Company’s 2007 annual meeting of stockholders.

Mr. Shigeta is currently a party to a consulting agreement with the Company (the “Consulting Agreement”) under which Mr. Shigeta has agreed to provide consulting and advisory services, including assisting with a business development strategy in the Japanese market for the Company’s products,  researching and advising on pharmaceutical product acquisitions and seeking potential business partners for product acquisitions. During the term of the Consulting Agreement, Mr. Shigeta is entitled to receive consulting fees of $437.50 per hour, up to a maximum of $3,500.00 per day.  Mr. Shigeta has agreed to perform the first 56 hours of services under the Consulting Agreement without charge.  The initial term of the Consulting Agreement covers services rendered between January 1, 2007 and December 31, 2007, and is subject to renewal for successive periods upon further agreement of the parties. Either party may terminate the Consulting Agreement at any time upon 30 days written notice.  Mr. Shigeta was also a party to a consulting agreement with the Company that expired December 31, 2006.

Pursuant to the Company’s director compensation program, Mr. Shigeta will receive cash and equity compensation as follows:

•                  an annual retainer of $25,000;

•                  a fee of $3,000 per Board meeting attended in person;

•                  a fee of $500 per Board meeting attended by telephone;

•                  an initial grant of options to purchase up to 20,000 shares of the Company’s common stock vesting in 36 equal monthly installments beginning on the date one month after the grant date;

•                  an annual grant of options to purchase up to 15,000 shares of the Company’s common stock on the date of the Company’s annual stockholders’ meeting vesting in 12 equal monthly installments beginning on the date one month after the annual stockholders’ meeting;

•                  reimbursement for travel and out-of-pocket expenses in connection with his attendance at board meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEDICINES COMPANY

Date: April 11, 2007	By:	/s/ Paul M. Antinori
Paul M. Antinori
Senior Vice President and General Counsel